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                  AMENDMENT NO. 1 TO THE SUBSCRIPTION AGREEMENT

                  This Amendment No. 1 ("Amendment No. 1") dated as of August 23, 1999, by and among Edwardstone & Company, Incorporated, a Delaware corporation ("Edwardstone"), MidMark Capital, L.P., a Delaware limited partnership ("MidMark", and together with Edwardstone, "Purchasers") and Vertex Industries, Inc. a New Jersey corporation (the "Company"), amends the Subscription Agreement, dated June 21, 1999, by and among the Company and the Purchasers (the "Subscription Agreement"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned them in the Subscription Agreement.

                                    RECITALS

                  WHEREAS, the Company and the Purchasers desire to amend certain provisions of the Subscription Agreement in the manner and as more fully set forth herein; and

                  WHEREAS, the Company and the Purchasers have consented to amending the Subscription Agreement in the manner set forth herein;

                  NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. The first and second whereas clauses of the Subscription Agreement are hereby amended and replaced in their entirety to read as follows:

         "WHEREAS, Edwardstone wishes to purchase from the Company, and the Company wishes to sell to Edwardstone five million five hundred eighteen thousand sixty four (5,518,064) shares (the "Edwardstone Shares") of the Company's common stock, par value $.005 per share ("VTX Common Stock"), on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, MidMark wishes to purchase from the Company, and the Company wishes to sell to MidMark four million nine hundred thirty one thousand five hundred seventy eight (4,931,578) shares (the "MidMark Shares", and together with the Edwardstone Shares, the "Shares") of VTX Common Stock, on the terms and subject to the conditions set forth in this Agreement; and"

         2. Section 1.02 of the Subscription Agreement is hereby amended and replaced in its entirety to read as follows:

         "Purchase Price. The aggregate purchase price for the Shares is $10,000,000 (the "Purchase Price), payable in immediately available United States funds at the Closing in the manner provided in Section 1.03."


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         3. The second sentence of Section 1.03 of the Subscription Agreement is hereby amended and replaced in its entirety to read as follows:

         "At the Closing, Edwardstone and its Affiliates will pay $5,000,000 and MidMark will pay $5,000,000, each by wire transfer of immediately available funds to such account as the Company may reasonably direct by written notice delivered to Purchasers by the Company at least two (2) Business Days before the Closing Date."

         4. Section 3.07 of the Subscription Agreement is hereby amended and replaced in its entirety to read as follows:

         "14(f) Information Statement. No information provided by Purchasers to the Company in connection with the preparation of the information statement to be transmitted to the Company's shareholder's pursuant to
         Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (as may be amended or supplemented from time to time, the "14(f) Information Statement") shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading."


         5. All references to the Subscription Agreement shall be deemed to refer to the Subscription Agreement as amended by this Amendment No. 1.

         6. Except as specifically amended hereby, the original provisions of the Subscription Agreement remain in full force and effect.

         7. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed as original, but all of which shall constitute the same instrument.

         8. This Amendment No. 1 shall be governed by the laws of the State of New York.

         9. This Amendment No. 1 shall be effective as of the date hereof.


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         IN WITNESS WHEREOF, each party hereto has signed this Amendment No. 1, or caused its duly authorized officer or general partner to sign this Amendment No. 1, as of the date first above written.


                                           VERTEX INDUSTRIES, INC.

                                           By: /s/ Ronald C. Byer
                                               ------------------------
                                                  Name:  Ronald C. Byer
                                                  Title: CEO and President

                                           EDWARDSTONE & COMPANY, INC.

                                           By: /s/  Nicholas Toms
                                               ------------------------
                                                  Name:  Nicholas Toms
                                                  Title: Chief Executive Officer

                                           MIDMARK CAPITAL, L.P.

                                                    by MidMark Associates, Inc.
                                                    as General Partner of
                                                    MidMark Capital, L.P.

                                           By: /s/  Wayne L. Clevenger
                                               ------------------------
                                                  Name:  Wayne L. Clevenger
                                                  Title: Managing Director